Exhibit 99.1
Sun River Energy, Inc. — Update on 242,343 Acres Owned Fee Simple in the Raton Basin of New Mexico
DALLAS, TX — (PRNewswire-FirstCall) — January 13, 2011 — Sun River Energy, Inc. (OTC:BB:SNRV). Sun River Energy, Inc. (the “Company” or “Sun River”) is pleased to provide an update to its land ownership position in Colfax County, New Mexico.
Sun River recently completed a comprehensive review of title to its owned acreage in Colfax County, New Mexico. As a result of this review and a corresponding settlement with the former owner, Sun River now believes its acreage position in Colfax County is approximately 83,383 gross acres larger than previously reported in its most recent 10-Q. Sun River now estimates it owns approximately 242,343 gross acres of various types in Colfax County.
In conjunction with the review, and in order to clear any perceived cloud on its title, Sun River obtained a Release and Cancellation of Assignment of Overriding Royalty and the Agreement to Grant Option and Right of First Refusal and a Second Correction Quit Claim Deed covering the acreage. In order to secure this release and corrected quit claim deed, Sun River also entered into a Settlement Agreement and Release and Covenant Not to Sue with the former owner of Sun River’s Colfax County property. Sun River issued 200,000 shares of its restricted common stock to the former owner as additional consideration relating to the transaction.
The 242,343 gross acres covers several different types of sub-surface and surface ownership rights depending upon location. Some of the ownership rights may overlap. Presently, the ownership rights are broken out as follows:
1.	172,000 gross acres of mineral interest relating to oil and gas (hydrocarbons), including sulfur;

2.	157,000 gross acres of non-hydrocarbon mineral interest and precious metals including, but not limited to gold and silver;

3.	160,000 gross acres for mining of coal; and

4.	34,000 gross acres of timber. **
     (**These are approximate acreage amounts based upon review of the reservations from original land grant language, in most cases, no actual survey has been completed to establish the precise amount of acres.)
Sun River also has miscellaneous rights to ditches, telegraphs, and railroad right-of-ways in the area. The Company is still evaluating the extent of these rights.
In general, the acreage is favorably situated relative to the Raton Basin, a geological area known to contain commercial amounts of hydrocarbons and coal. Further, a portion of the acreage covers the Elizabethtown-Baldy Mining District, which produced prolific amounts of gold, silver, and base-metals up through the 1940’s. There are currently no active mines.

According to Donal R. Schmidt, Jr., the Company’s CEO and President:
The release of ORRI and corrected quit claim clarifies the prior owner’s intent with respect to his transfer of assets to Sun River. The documents quiet any perceived cloud on our title. In addition, our review of the nature of our specific ownership interest on a deed-by-deed basis led us to believe the amount of acreage previously disclosed was misstated on the low side.
We discovered the additional acreage by applying our best practices method of reviewing title. Our operations team has been demonstrating their skills with us for years.
Upon becoming CEO, I requested our geologists provide me with an overview of their work related to our New Mexico assets. During their presentation, I noticed that a particular tract of land on a base map was labeled with a term with which I was unfamiliar. I questioned the geologists and the senior landman as to what they were attempting to describe with respect to Sun River’s ownership interest. This conversation led me to direct our staff to review Sun River’s entire bundle of ownership rights in Colfax County. I asked them to focus on the state of title and the nature of reservations which were ultimately conveyed to the Company. To assist our staff in this large and complex task, Sun River engaged independent counsel familiar with New Mexico oil and gas and real estate law.
At the end of the day, I am personally shocked at the results of this review. I am pleased beyond what words can convey that our overall position in New Mexico increased by more than 50 percent.
About Sun River Energy, Inc.:
Sun River Energy, Inc. is a development stage Dallas-based oil and gas exploration and production company. For further information on the Company, please visit our website www.SNRV.com.
Media Contact:
Gilbert Steedley
1-800-669-6511
Notice Regarding Forward-Looking Statements
This news release contains “forward-looking statements” (statements which are not historical facts) made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include, but are not limited to, the time to consummate the proposed transaction; the risk that one or more conditions to closing the proposed transaction may not be satisfied ; the timing and extent of changes in market conditions and prices for natural gas and oil; the timing and extent of the Company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the Company’s success in drilling, the Company’s ability to fund the acquisition of oil and gas assets and the Company’s planned capital investments; the Company’s future property acquisition or divestiture activities; increased competition; and any other factors listed in the reports the Company has filed and may file with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company’s expectations only as of the date they were made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.